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                              EMPLOYMENT AGREEMENT


                                 BY AND BETWEEN


                               T R FINANCIAL CORP.


                                       AND


                                JOHN M. TSIMBINOS







                           Amended and Restated as of
                                January 23, 1997
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                               T R FINANCIAL CORP.

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


            This AGREEMENT is made effective as of January 23, 1997 by and between T R Financial Corp., a corporation organized under the laws of the State of Delaware (the "Company") with its principal administrative office at 1122 Franklin Avenue, Garden City, New York, which is the holding company for the Roosevelt Savings Bank (the "Bank"), and John M. Tsimbinos (the "Executive"). This Agreement amends and restates the Employment Agreement dated October 13, 1995 by and between the Company and the Executive. Any reference to "Bank" shall mean Roosevelt Savings Bank or any successor thereto.

            WHEREAS, the Company wishes to assure itself of the services of Executive for the period provided in this Agreement; and

            WHEREAS, Executive is willing to serve in the employ of the Company on a full-time basis for said period;

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

            1.    POSITION AND RESPONSIBILITIES.

            During the period of his employment hereunder, Executive agrees to serve as Chairman of the Board and Chief Executive Officer of the Company. The Executive shall render administrative and management services to the Company such as are customarily performed by persons situated in a similar executive capacity and shall perform such other duties not inconsistent with his title and office as may be assigned to him by or under the authority of the Board of Directors of the Company (the "Board"). The Executive shall have such authority as is necessary or appropriate to carry out his assigned duties. Failure to reelect Executive as Chairman of the Board and Chief Executive Officer or renominate Executive as Director of the Company, without the consent of the Executive shall constitute a breach of this Agreement.

            2.    TERMS.

            (a) The period of Executive's employment under this Agreement shall be deemed to have commenced as of the date first above written (the "Effective Date") and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing with the Effective Date, the term of this Agreement shall be extended for one day each day until such time as the Board or the Executive elects not to extend the term of the Agreement further by giving written notice to the other party in accordance with Section 9, in which case the term of this Agreement shall become fixed and shall end on the third anniversary of the date of such written notice; provided, that in any event, the term of this Agreement shall end on the last day of the month in which the Executive attains the age of
68. For purposes of this Agreement, the term "Employment Period" shall mean the term of this Agreement plus such extensions as are provided herein.

            (b) During the period of his employment hereunder, except for periods of absence occasioned by illness, disability, holidays, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill and efforts to the faithful performance of his duties hereunder including (i) service as Chairman of the Board and Chief Executive Officer of the Company, (ii) performance of such duties not inconsistent with his title and office as may be assigned to him by or under the authority of the Board, and (iii) such other activities and services
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related to the organization, operation and management of the Company. During the
Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic, industry or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the executive's responsibilities to the Company. It is also expressly agreed that the Executive may conduct activities subsequent to the Effective Date that are generally accepted for an executive in his position, regardless of whether conducted by the Executive prior to the Effective Date.

            (c) Notwithstanding anything herein contained to the contrary: (i) Executive's employment with the Company may be terminated by the Company or Executive during the term of this Agreement, subject to the terms and conditions of this Agreement; and (ii) nothing in this Agreement shall mandate or prohibit a continuation of Executive's employment following the expiration of the term of this Agreement upon such terms and conditions as the Board and Executive may mutually agree.

            (d) Upon the termination of Executive's employment with the Company, the daily extensions provided pursuant to Section 2(a) shall cease (if such extensions have not previously ceased), and, if such termination is under circumstances described in Section 4(a) or section 5(b), the term "unexpired Employment Period" shall mean the period of time commencing from the date of such termination and ending on the last day of the Employment Period computed with reference to all extensions prior to such termination.

            (e) In the event that Executive's duties and responsibilities with respect to the Bank are temporarily or permanently terminated pursuant to
Section 8 of the Employment Agreement dated January 23, 1997, as it may be amended from time to time, between Executive and the Bank ("Bank Agreement") and the course of conduct upon which such termination is based would not constitute grounds for Termination for Cause under Section 8, then Executive shall, to the extent practicable, assume such duties and responsibilities formerly performed at the Bank as part of his duties and responsibilities as Chairman of the Board and Chief Executive Officer of the Company. Nothing in this provision shall be interpreted as restricting the Company's right to remove Executive for Cause in accordance with Section 8.

            3.    COMPENSATION AND REIMBURSEMENT.

            (a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 1. The Company shall pay Executive as compensation a salary at an annual rate of not less than $600,000 per year or such higher rate as may be prescribed by or under the authority of the Board ("Base Salary"). The annual salary payable under this
Section 3 shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by a Committee designated by the Board, and the Board may increase Executive's Base Salary, which increased amount shall be considered the Executive's Base Salary for purposes of this Agreement. In no event shall Executive's annual rate of salary under this Agreement in effect at a particular time be reduced without his prior written consent. In addition to the Base Salary provided in this Section 3(a), the Company shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.


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            (b) The Company will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Company will not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive's rights or benefits thereunder. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, the Roosevelt Savings Bank Salary Reduction Plan in RSI Retirement Trust, the T R Financial Corp. Employee Stock Ownership Plan, the Roosevelt Savings Bank Recognition and Retention Plan for Officers, the T R Financial Corp. 1993 Incentive Stock Option Plan, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, alternative recovery programs, group life, health coverage (including hospitalization, medical and major medical), prescription drug, dental and long-term disability insurance plans, or any other employee benefit plan or arrangement made available by the Company in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Company in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

            (c) Executive's principal place of employment shall be at the Company's executive offices at the address first above written, or at such other location in New York City or in Nassau, Suffolk or Westchester County at which the Company shall maintain its principal executive offices, or at such other location as the Board and Executive may mutually agree upon. The Company shall provide Executive, at his principal place of employment, with a private office, stenographic services and other support services and facilities suitable to his position with the Company and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Company shall provide Executive with an automobile suitable to the position of Chairman of the Board and Chief Executive Officer of the Company, in accordance with its prior practices, and such automobile may be used by Executive in carrying out his duties under the Agreement, including commuting between his residence and his principal place of employment, and other personal use. The Company shall reimburse Executive for his ordinary and necessary business expenses, including, without limitation, fees for memberships in such clubs and organizations as Executive and the Board shall mutually agree are necessary and appropriate for business purposes, and travel and entertainment expenses, incurred in connection with the performance of his duties under this Agreement, upon presentation to the Company of an itemized account of such expenses in such form as the Company may reasonably require.

            (d) In the event that Executive assumes additional duties and responsibilities pursuant to Section 2(e) by reason of one of the circumstances contained in Section 2(e), and the Executive receives or will receive less than the full amount of compensation and benefits formerly entitled to him under the Bank Agreement, the Company shall assume the obligation to provide Executive with his compensation and benefits in accordance with the Bank Agreement less any compensation and benefits received from the Bank, subject to the terms and conditions of this Agreement including the Termination for Cause provisions in
Section 8.

            4.    PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

            The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 8 and 15.



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            (a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Bank or the Company of Executive's full-time employment hereunder for any reason other than: following a Change in Control, as defined in Section 5; for Disability, as defined in Section 6; for Retirement, as defined in Section 7; for Cause, as defined in Section 8; or upon Executive's death; or (ii) unless consented to by the Executive, Executive's voluntary resignation from the Company's employ, upon any: (A) failure to elect or reelect or to appoint or reappoint Executive as Chairman of the Board and Chief Executive Officer of the Company or to nominate or re-nominate Executive as Director of the Bank or the Company, (B) material adverse change in Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above (and any such material change shall be deemed a continuing breach of this Agreement), (C) relocation of Executive's principal place of employment by more than 30 miles from its location at the Effective Date of this Agreement, or a material reduction in the benefits and perquisites to the Executive from those being provided as of the Effective Date of this Agreement, (D) liquidation or dissolution of the Bank or Company, or (E) material breach of this Agreement by the Company. Upon the occurrence of any event described in clauses (A), (B),
(C), (D) or (E), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon written notice pursuant to
Section 9 given within a reasonable period of time not to exceed, except in case of a continuing breach, four calendar months after the event giving rise to said right to elect.

            (b) Upon the occurrence of an Event of Termination as set forth in
Section 4(a), on the Date of Termination, as defined in Section 9, the Company shall be obligated to pay, or to provide, Executive, or, in the event of his subsequent death, to his surviving spouse or such other beneficiary or beneficiaries as Executive may designate in writing, or if neither his estate, as severance pay or liquidated damages, or both, the benefits provided below and a payment equal to the sum of the payments set forth below:

            (i) his earned but unpaid salary as of the date of the termination of his employment with the Company;

            (ii) the benefits, if any, to which he is entitled as a former employee under the Bank's or Company's employee benefit plans and programs and compensation plans and programs;

            (iii) continued group life, health (including hospitalization, medical and major medical), prescription drug, dental and long-term disability insurance benefits as provided by the Bank or the Company, in addition to that provided pursuant to
                  Section 4(b)(ii), if and to the extent necessary to provide for Executive, for the remaining unexpired Employment Period, coverage equivalent to the coverage to which he would have been entitled if he had continued working for the Company during the remaining unexpired Employment Period at the highest annual rate of salary achieved during the Employment Period;

            (iv) if and to the extent not already provided under Sections 4(b)(ii) and 4(b)(iii), health (including hospitalization, medical and major medical), insurance benefits and life insurance coverage, during his lifetime and his spouse's lifetime, equivalent to the greater of (A) the coverage provided on the date of this Agreement to retirees of the Bank or the Company who had retired on normal retirement or (B) the coverage provided at the date of Executive's termination of


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                  employment with the Bank or the Company to retirees of the
                  Bank or the Company who retire on normal retirement;

            (v) a lump sum payment, as liquidated damages in an amount equal to the present value of the salary that Executive would have earned if he had continued working for the Bank and the Company during the remaining unexpired Employment Period at Executive's Base Salary at the Date of Termination where such present value is to be determined using a discount rate of 6%;

            (vi) a lump sum payment in an amount equal to the excess, if any, of: (A) the present value of the benefits to which he would be entitled under the Bank's or the Company's retirement plan (and any other defined benefit plan maintained by the Bank or the Company) if he had continued working for the Company during the remaining unexpired Employment Period earning the Base Salary at the Date of Termination during the remaining unexpired Employment Period over (B) the present value of the benefits to which he is actually entitled under the Bank's or the Company's retirement plan (and any other defined benefit plan maintained by the Bank or the Company) as of the date of his termination, where such present values are to be determined using a discount rate of 6% and the mortality tables prescribed under section 72 of the Internal Revenue Code of 1986, as amended ("Code");

            (vii) a lump sum payment in an amount equal to the present value of the Bank's or the Company's contributions that would have been made on his behalf under the Bank's or the Company's 401(k) savings plan (and any other defined contribution plan maintained by the Bank or the Company) if he had continued working for the Bank and the Company during the remaining unexpired Employment Period earning the Base Salary at the Date of Termination during the remaining unexpired Employment Period and making the maximum amount of employee contributions required, if any, under such plan or plans, where such present values are to be determined using a discount rate of 6%;

            (viii) a lump sum payment in an amount equal to the excess, if any, of (A) the present value of benefits to which he would be entitled under any supplemental executive retirement plan or any other excess benefit plan, within the meaning of section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any plan to provide deferred income for a select group of management or highly compensated employees adopted by the Bank or the Company, if he had continued working for the Bank or the Company during the remaining unexpired Employment Period plus two additional years of service and earning the Base Salary at the date of termination during the remaining unexpired Employment Period over (B) the present value of the benefits to which he is actually entitled under any such plans, as of the Date of Termination of his employment with the Company, where such present values are to be determined using a discount rate of 6% and the mortality tables prescribed under section 72 of the Code; and

            (ix) the payments that would have been made to Executive under all incentive compensation plans and programs adopted by the Bank or the Company if he had continued working for the Bank and the Company during the remaining unexpired Employment Period and had earned an incentive award in each


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                  calendar year that ends during the remaining unexpired
                  Employment Period in an amount equal to the product of (A) the average percentage rate of incentive compensation award (as a percentage of base salary) for each such calendar year for the four highest compensated officers of the Bank or the Company under such incentive compensation plans and programs, multiplied by (B) the salary that would have been paid to Executive during each such calendar year, which shall not be less than the Executive's Base Salary at the date of termination, such payments to be made at the same time and in the same manner as payments are made to other officers of the Bank or the Company pursuant to the terms of such incentive compensation plans and programs; provided, however, that payments under this Section 4(b)(ix) shall not be made to Executive for any year in which no incentive compensation payments are made to any of the Company's officers as a result of the performance of the Company; provided further, that, if a Change in Control of the Bank or the Company as defined in
                  Section 5 has occurred, payments shall be made to Executive under this Section 4(b)(ix) during each calendar year without regard to whether such payments are made to any of the Bank's or the Company's officers and without regard to whether such incentive compensation plans and programs have been amended or terminated, in an amount that is not less that the product of
                  (A) the maximum percentage rate at which an award was ever available to Executive under such incentive compensation plans or programs, multiplied by (B) the salary that would have been paid to Executive during each such calendar year, which shall not be less than Executive's Base Salary at the date of Termination.

The benefits to be provided under, and the amounts payable pursuant to, this
Section 4 shall be provided and be payable without regard to proof of damages and without regard to the Executive's efforts, if any, to mitigate damages. The Company and Executive hereby stipulate that the damages which may be incurred by Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that such liquidated damages constitute reasonable damages under the circumstances.

            (c) Payments to Executive under Section 4 shall be made within ten days of the Executive's Date of Termination.

            (d) In the event payments are made under Section 4 or Section 5, the Executive may select an individual or firm to provide him with financial and tax planning services with respect to such payments, and the Company shall reimburse the Executive for the reasonable costs of such services.

            5.    CHANGE IN CONTROL.

            (a) No benefit shall be payable under this Section 5 unless there shall have been a Change in Control of the Bank or Company, as set forth below. For purposes of this Agreement, a "Change in Control" of the Bank or Company shall mean an event of a nature that: (i) would be required to be reported in response to Item l(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) results in a Change in Control of the Bank or the Company within the meaning of the Change in Bank Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation (the "FDIC") at 12 C.F.R. Section 303.4(a) with respect to the Bank and the Board of Governors of the Federal Reserve System ("FRB") at 12 C.F.R.
Section 225.41(b) with respect to the Company, as in effect on the date hereof, but excluding any such Change in Control resulting from the purchase of securities by the Company's or the Bank's tax-qualified employee benefit plans and trusts; (iii) results


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in a transaction requiring prior FRB approval under the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder by the FRB at 12 C.F.R. Section 225.11, as in effect on the date hereof, except for the Company's acquisition of the Bank and any transaction resulting from the purchase of securities by the Company's or the Bank's tax-qualified employee benefit plans and trusts; or (iv) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing 20% or more of the Bank's or the Company's outstanding securities except for any securities of the Bank purchased by the Company in connection with the initial conversion of the Bank from mutual to stock form (the "Conversion") and any securities purchased by the Company's or the Bank's tax-qualified employee benefit plans and trusts; or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided, however, that any person becoming a director subsequent to the date hereof whose election or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters of the directors then comprising the Incumbent Board shall be considered as though he were a member of the Incumbent Board, but excluding, for this purpose, any such person whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction occurs in which the Bank or Company is not the resulting entity; or (D) a proxy statement shall be distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Company; or (E) a tender offer is made for 20% or more of the voting securities of the Bank or Company then outstanding. The "Change in Control Date" shall mean the date during the Employment Period on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive's employment with the Company is terminated and if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (2) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the "Change in Control Date" shall mean the date immediately prior to the date of such termination of employment.

            (b) If any of the events described in Section 5(a) constituting a Change in Control have occurred or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the payments and the benefits provided below on the Change in Control Date. The amounts payable and the benefits to be provided under this Section 5(b) to Executive shall consist of the payments and benefits that would be due to the Executive and the Executive's family under Section 4 as if an Event of Termination under Section 4(a) had occurred on the Change in Control Date and that for purposes of this
Section 5(b), the term "unexpired Employment Period" shall mean five years from the Change in Control Date (even if such five-year period extends beyond the Executive's 68th birthday). The benefits to be provided under, and the amounts payable pursuant to, this Section 5 shall be provided and be payable without regard to proof of damages and without regard to the Executive's efforts, if any, to mitigate damages. The Company and Executive hereby stipulate that the damages which may be incurred by Executive following any Change in Control are not capable of accurate measurement as of the date first above written and that such liquidated damages constitute reasonable damages under the circumstances.



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            (c) Payments to Executive under Section 5(b) shall be made on the
Change in Control Date.

            6.    TERMINATION FOR DISABILITY.

            (a) In the event of Termination for Disability, Executive shall receive the benefits provided in Section 6(b); provided, however, that the benefits provided under Section 6(b) shall not be deemed to be in lieu of the benefits he is otherwise entitled as a former employee under the Bank or Company's employee plans and programs. For purposes of this Agreement, Executive may be terminated for disability only if (i) Executive shall have been absent from his duties with the Company on a full-time basis for six (6) consecutive months, or (ii) a majority of the members of the Board acting in good faith determine that, based upon competent and independent medical evidence presented by a physician or physicians agreed upon by the parties, Executive's physical or mental condition is such that he is totally and permanently incapable of engaging in any substantial gainful employment based upon his education, training and experience; provided, however, that on and after the earliest date on which a Change in Control of the Bank or Company as defined in Section 5 occurs, such a determination shall require the affirmative vote of at least three-fourths of the members of the Board acting in good faith and such vote shall not be made prior to the expiration of a sixty-day period following the date on which the Board shall, by written notice to the Executive, furnish him a statement of its grounds for proposing to make such determination, during which period Executive shall be afforded a reasonable opportunity to make oral and written presentations to the members of the Board, and to be represented by his legal counsel at such presentations, to refute the grounds for the proposed determination;

            (b) The Company will cause to be continued insurance coverage, including life, health, dental, prescription drug and disability coverage substantially identical to the coverage maintained by the Bank or the Company for Executive prior to his Termination for Disability. This coverage shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Company, in the same capacity as he was employed prior to his Termination for Disability and pursuant to an employment agreement between Executive and the Company; (ii) Executive's full-time employment by another employer; (iii) Executive's attaining the normal age of retirement or receiving benefits under the Bank's or the Company's defined benefit plan; (iv) the Executive's death;
(v) the Executive's eligibility to collect payments under the disability provision of the defined benefit plan; or (vi) the expiration of the term of this Agreement.

            (c) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive is incapable of performing his duties hereunder by reason of temporary disability.

            6A.   TERMINATION UPON DEATH.

            The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. In such event, the Executive and the Executive's legal representatives shall be entitled to the following:

             (i) payment of the sum of (1) the Executive's annual Base Salary through the Date of Termination to the extent not theretofore paid and (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the "Accrued Obligations"),



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            (ii) the continuation of all benefits to the Executive's family and dependent that would have been provided if the Executive had been entitled to the benefits under Section 4(b)(ii), (iii) and (iv), and

            (iii) the timely payment of any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (all such other amounts and benefits shall be hereinafter referred to as the "Other Benefits");

provided, however, that if the Executive dies while in the employment of the Company, the amount of life insurance provided to the Executive by the Company shall not be less than the lesser of $400,000 or three times the Executive's then annual Base Salary. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within ten days of the Date of Termination. With respect to the provision of Other Benefits after the Change of Control Date, the term Other Benefits as utilized in this Section 6A shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliates companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Change in Control Date.

            7.    TERMINATION UPON RETIREMENT.

            Termination by the Company of the Executive based on "Retirement" shall mean termination in accordance with the Company's retirement policy or in accordance with any retirement arrangement established with Executive's consent with respect to him. Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Bank or the Company and other plans to which Executive is a party, and shall be entitled to the benefit, if any, as a former employee under the Bank's or the Company's employee benefit plans and programs and compensation plans and programs.

            8.    TERMINATION FOR CAUSE.

            The terms "Termination for Cause" or "Cause" shall mean termination because of the Executive's personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, conviction of a felony with respect to the Bank or the Company or any material breach of this Agreement. For purposes of this Section , no act, or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, in bad faith and without reasonable belief that the action or omission was in the best interest of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

            9.    NOTICE.

            (a) Any purported termination by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

            (b) Subject to Section 9(c), "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall be immediate).

            (c) If, within thirty days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

            (d) The Company may terminate the Executive's employment at any time, but any termination by the Company, other than Termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement or under any other benefit or compensation plans or programs maintained by the Bank or the Company from time to time. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 8 hereinabove.

            (e) Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

            If to Executive:

            John M. Tsimbinos
            238 Clent Road
            Great Neck, New York 11021

            If to the Board:

            T R Financial Corp.
            1122 Franklin Avenue
            Garden City, New York 11530
            Attention:  Corporate Secretary

            10.   POST-TERMINATION OBLIGATIONS.

            (a) All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with paragraph (b) of this Section 10 during the term of this Agreement and for one full year after the expiration or termination hereof.

            (b) Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

            11.   COVENANT NOT TO COMPETE.

            Executive hereby covenants and agrees that for a period of one year following his Date of Termination, if such termination occurs prior to the end of the term of the Agreement, he shall not, without the written consent of the Board, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company if such position (a) entails working in (or providing services in) New York City, Nassau, Suffolk or Westchester counties or
(b) entails working in (or providing services in) any county in northern New Jersey or southern Connecticut that is both (i) within the Bank's primary trade (or operating) area at the time in question, which shall be determined by reference to the Bank's business plan as in effect from time to time, and (ii) in material or substantial deposit-taking functions or lending activities at such time; provided, however, that this Section 11 shall not apply if Executive's employment is terminated for the reasons set forth in Section 4, 5, 6, or 7.

            12.   SOURCE OF PAYMENTS.

            All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company.

            13.   EFFECT ON PRIOR AGREEMENTS.

            This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and Executive including the Employment Agreement dated June 29, 1993 and the amended and restated Employment Agreement dated October 13, 1995, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provisions of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

            14.   EFFECT OF ACTION UNDER BANK AGREEMENT.

            Notwithstanding any provision herein to the contrary, to the extent that full compensation payments and benefits are paid to or received by Executive under the Employment Agreement, dated January 23, 1997, as it may be amended from time to time, between Executive and the Bank, such compensation payments and benefits paid by the Bank will be deemed to satisfy the corresponding obligations of the Company under this Agreement.

            15.   NO ATTACHMENT.

            Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

            16.   MODIFICATION AND WAIVER.

            (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

            (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

            17.   SUCCESSOR AND ASSIGNS.

            This Agreement will inure to the benefit of and be binding upon Executive, his legal representatives and testate or intestate distributees, and the Company, its successors and assigns, including any successor by purchase, merger, consolidation or otherwise or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred. Any such successor of the Company shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Company, and Executive's obligations hereunder shall continue in favor of such successor.

            18.   SEVERABILITY.

            If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

            19.   HEADINGS FOR REFERENCE ONLY.

            The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. Any reference in this Agreement to a Section or Subsection shall refer to a Section or Subsection of this Agreement, except as otherwise specified.

            20.   GOVERNING LAW.

            This Agreement shall be governed by the laws of the State of New York, without reference to conflicts of law principles.

            21.   ARBITRATION.

            Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty miles from the location of the Company, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be-entered on the arbitrators' award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

            22.   INDEMNIFICATION AND ATTORNEYS' FEES.

            (a) The Company shall indemnify, hold harmless and defend Executive against reasonable costs, including legal fees, incurred by him in connection with his consultation with legal counsel or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement. The Company agrees to pay all such costs as they are incurred by Executive, to the full extent permitted by law, and without regard to whether the Company believes that it has a defense to any action, suit or proceeding by the Executive or that it is not obligated for any payments under this Agreement.

            (b) In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

            (c) The Company shall indemnify, hold harmless and defend Executive for any act taken or not taken, or any omission or failure to act, by him in good faith while performing services for the Company or the Bank to the same extent and upon the same terms and conditions as other similarly situated officers and directors of the Company or the Bank. If and to the extent that the Company or the Bank, maintains, at any time during the Employment Period, an insurance policy covering the other officers and directors of the Company or the Bank against laws suits, the Company or the Bank shall use its best efforts to cause Executive to be covered under such policy upon the same terms and conditions as other similarly situated officers and directors.

            23.   TAX INDEMNIFICATION.

            (a) This Section 23 shall apply if at the relevant date and during the six-month period ending on the relevant date, the Bank was in compliance with all applicable minimum capital requirements imposed upon the Bank by federal or state regulatory authorities, taking into account any phase-in period, grandfather rights or similar provisions that are applicable to the Bank. For purposes of the preceding sentence, the term "relevant date" shall mean the day before the date on which the change "in the ownership or effective control" of the Company or "in the ownership of a substantial portion of the assets" of the Company occurs within the meaning of Section 280G of the Code. If this Section 23 applies, then if, for any taxable year, the Executive shall be liable for the payment of an excise tax under Section 4999 of the Code, with respect to any payment in the nature of compensation made by the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company to (or for the benefit of) the Executive, the Company shall pay to the Executive an amount equal to X determined under the following formula:

            X   =                E x P
                    ------------------------------------
                    1 - [(FI x (1 - SLI)) + SLI + E + M]


            where

            E = the rate at which the excise tax is assessed under Section 4999 of the Code;

            P = the amount with respect to which such excise tax is assessed, determined without regard to this Section 23;

            FI = the highest effective marginal rate of income tax applicable to the Executive under the Code for the taxable year in question (taking into account any phase-out or loss of deductions, personal exemptions and other similar adjustments);

            SLI = the sum of the highest effective marginal rates of income tax applicable to the Executive under all applicable state and local laws for the taxable year in question (taking into account any phase-out or loss of deductions, personal exemptions and other similar adjustments); and

            M = the highest marginal rate of Medicare tax applicable to the Executive under the Code for the taxable year in question.

Any payment under this Section 23 shall be adjusted so as to fully indemnify the Executive on an after-tax basis so that the Executive would be in the same after-tax financial position in which he would have been if no excise tax under
Section 4999 of the Code had been imposed. With respect to any payment in the nature of compensation that is made to (or for the benefit of) the Executive under the terms of this Agreement or otherwise and on which an excise tax under
Section 4999 of the Code will be assessed, the payment determined under this
Section 23(a) shall be made to the Executive on the earlier of (i) the date the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company is required to withhold such tax, or (ii) the date the tax is required to be paid by the Executive.

            (b) Notwithstanding anything in this Section 23 to the contrary, in the event that the Executive's liability for the excise tax under Section 4999 of the Code for a taxable year is subsequently determined to be different than the amount determined by the formula (X + P) x E, where X, P and E have the meanings provided in Section 23(a), the Executive or the Company, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under Section 23(a), when increased by the amount of the payment made to the Executive under this Section 23(b) by the Company, or when reduced by the amount of the payment made to the Company under this Section 23(b) by the Executive, equals the amount that, it is finally determined, should have properly been paid to the Executive under Section 23(a). The interest paid under this Section 23(b) shall be determined at the rate provided under Section 1274(b)(2)(B) of the Code. To confirm that the proper amount, if any, was paid to the Executive under this Section 23, the Executive shall furnish to the Company a copy of each tax return which reflects a liability for an excise tax payment made by the Company, at least twenty days before the date on which such return is required to be filed with the Internal Revenue Service.

            24.   NON-EXCLUSIVITY OF RIGHTS.

            Except as otherwise provided herein, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding the foregoing, in the event of a termination of employment, the amounts provided in Section 4 shall be the Executive's sole remedy for any purported breach of this Agreement by the Company.

            25.   MITIGATION; OTHER CLAIMS.

            The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment..

            26.   CONFIDENTIAL INFORMATION.

            The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. For purposes of this Agreement, secret and confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective business, shall not include any information that is public, publicly available or available through trade association sources.

            27.   ACCESS TO DOCUMENTS.

            The Executive shall have the right to obtain copies of any Company or Bank documents that Executive reasonably believes, in good faith, are necessary or appropriate in determining his entitlement to, and the amount of, payments and benefits under this Agreement.

                                  SIGNATURES

            IN WITNESS WHEREOF, Roosevelt Bank and TR Financial Corp. have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized directors, and Executive has signed this Agreement, on the 23rd day of January, 1997.


ATTEST:                             T R FINANCIAL CORP.


/s/ Ira H. Kramer                   By:   /s/ James E. Orr, Jr.
---------------------------               ------------------------------
Ira H. Kramer                             James E. Orr, Jr.
Corporate Secretary                       Duly Authorized Director


/s/ Ira H. Kramer                   By:   /s/ Ernest L. Loser
---------------------------               ------------------------------
Ira H. Kramer                             Ernest L. Loser
Corporate Secretary                       Duly Authorized Director


[SEAL]


WITNESS:


/s/ Dennis E. Henchy                       /s/ John M. Tsimbinos
---------------------------               ------------------------------
                                               JOHN M. TSIMBINOS

STATE OF NEW YORK             )
                              : ss.:
COUNTY OF NASSAU              )

            On this 23rd day of January, 1997, before me personally came James
E. Orr, Jr., to me known, who, being by me duly sworn, did depose and say that he is a member of the Board of Directors of T R Financial Corp., the Delaware corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such seal; that it was so affixed by order of the Board of Directors of said corporation; and that he signed his name thereto by like order.


                                      /s/ Eleanor I. Feuring
                                      -------------------------------------
                                                      Eleanor I. Feuring
                                                      Notary Public
STATE OF NEW YORK             )
                              : ss.:
COUNTY OF NASSAU              )

            On this 23rd day of January, 1997, before me personally came Ernest
L. Loser, to me known, who, being by me duly sworn, did depose and say that he is a member of the Board of Directors of T R Financial Corp., the Delaware corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such seal; that it was so affixed by order of the Board of Directors of said corporation; and that he signed his name thereto by like order.


                                      /s/ Eleanor I. Feuring
                                      -------------------------------------
                                                      Eleanor I. Feuring
                                                      Notary Public
STATE OF NEW YORK             )
                              : ss.:
COUNTY OF NASSAU              )

            On this 23rd day of January, 1997, before me personally came John M. Tsimbinos, to me known, and known to me to be the individual described in the foregoing instrument, who, being by me duly sworn, did depose and say that he resides at the address set forth in said instrument, and that he signed his name to the foregoing instrument.


                                      /s/ Eleanor I. Feuring
                                      -------------------------------------
                                                      Eleanor I. Feuring
                                                      Notary Public